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Exhibit 8.1

[The Prudential Insurance Company of America LETTERHEAD]

        April 25, 2003

Prudential Financial, Inc.,
        751 Broad Street,
                Newark, New Jersey 07102.

Ladies and Gentlemen:

        I am Vice President and Corporate Counsel of The Prudential Insurance Company of America, and as such I have acted as special tax counsel for Prudential Financial, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $3,000,000,000 principal amount of Medium-Term Notes, Series B, Due One Year or More from Date of Issue of the Company. I hereby confirm to you that the disclosure as to matters of United States federal income tax law constitutes my opinion as set forth under the heading "Certain Federal Income Tax Considerations" in the prospectus supplement, dated April 25, 2003, to the Prospectus, dated April 25, 2003, included in the related universal shelf registration statement on Form S-3 (File Nos. 333-104444, 333-104444-01 and 333-104444-02) filed by the Company, Prudential Financial Capital Trust II and Prudential Financial Capital Trust III with the Securities and Exchange Commission.

        I hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the above-mentioned registration statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Deirdre O'Connor Quinn

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  Exhibit 8.1
[The Prudential Insurance Company of America LETTERHEAD]